Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 24, 2009

Berry Petroleum Company

1999 Broadway Street Suite 3700

Denver, CO  80202

Gentlemen:

    In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 20087, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Berry Petroleum Company,” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Berry Petroleum Company,” and “Appraisal Report as of December 31, 2006 on Certain Properties owned by Berry Petroleum Company,” (the Reports), under the captions “Business” and “Oil and Gas Properties” in Item 1 of the Annual Report, under the caption “Selected Financial Data” in Item 6 of the Annual Report, and under the caption “Supplemental Information About Oil & Gas Producing Activities (Unaudited)” in Item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON